Exhibit 10.20

DATE:	March 7, 2005

TO:	Cosmo La Forgia, Doug Jones, Gary Johnson, Marcia Furst, Mike Morris, Ron Neifield, Tim Lorenz, Scott McCulloch, Corey Bialow, David Morrison, Julia Ortale, Salam Salam

FROM:	Tom Tolworthy, Wayne Richman & Suzanne Calfee

RE:	Management Incentive Plan

Great news! For the fiscal year of 2005, The Vitamin Shoppe is implementing a Management Incentive Plan (MIP) that aligns compensation with company performance. We are excited to share with you the details of the plan, and ask that you share this information with the incentive eligible associates on your teams.

MIP Objectives

The objectives of the MIP are to:

1.	Align the goals of the associates with the Company objectives.

2.	Focus attention on the achievement of Company and Departmental and/or Individual performance measures.

3.	Provide a strong financial incentive to associates based on the achievement of critical Company, Departmental and/or Individual goals.

4.	Provide an incentive plan consistent with the establishment of specific performance objectives in support of our pay for performance compensation philosophy.

Who is Eligible?

All functional department Managers, Directors and Vice Presidents are eligible, and are considered “plan participants”. In the Retail field organization, this includes the Regional Directors only, as the other management team members are participants in a retail specific plan. A list of eligible participants by department will be distributed

What are the Goals and Performance Measures?

The MIP includes both Company and Department /Individual goals and performance measures. We have chosen our EBITDA plan as the Company goal, and have weighted this portion of the incentive payout at 75% of the total incentive. Our threshold performance to earn the Company portion of the incentive is $48.3M EBITDA.

The Departmental/Individual goals are weighted at the remaining 25% of the payout. In almost all cases, these goals and their performance measures will be taken directly from the 2005 Business Plan. Any individual participant should have between three and five goals, with a minimum weighting of 5% each.

Each goal will stand alone when evaluating payout, and each will have its own measurement. This measurement will establish the threshold performance for that goal. Therefore, each goal must meet or exceed threshold performance in order to be paid for that portion of the incentive award.

What incentive award is available?

The incentive award is established based on the participant’s level, and a participant’s award is calculated as a percentage of his/her base salary at the end of the plan year.

For Managers, the incentive award at threshold performance is 8%. For Directors, the incentive award at threshold is 10%.

For all participants, additional incentive is earned as additional EBITDA performance is achieved. Specifically, at $49.0M EBITDA and for each additional $1M EBITDA, each participant is awarded an additional 10% of the incentive earned. The incentive opportunity is outlined below:

INCENTIVE OPPORTUNITY*

	Salary	At $48.3M EBITDA	At $49.0M EBITDA	Each Additional $1M EBITDA
Directors – 10%	$110,000	$11,000	$1,100	$1,100
Managers – 8%	$70,000	$5,600	$560	$560

*	Please note this chart illustrates the total opportunity if both Company and Department/Individual goals are met.

How are we establishing the Department/Individual goals?

With your eligible team members, select goals that are a priority within the 2005 Business Plan with clearly measurable results. In most cases, the goals have already been identified through the Performance Appraisal process and captured on the 2005 Objective Form.

How are we administering the MIP?

Goals must be established by March 15, 2005 and entered onto the 2005 Incentive Plan Goals and Results form (attached, along with a sample). Before being considered final, goals must be agreed upon with Vice Presidents and their supervisor.

Once completed, the goal sheets will be collected by and centralized in Human Resources. At the end of the fiscal year, the management team will submit the results for the Department/Individual goals to Human Resources. All financial results will be validated by Finance. The Company EBITDA performance result will be available in late January. However, we must wait until the audited result is available to confirm and award payments, which is typically available in late March.

Are Managers or Directors who are hired after January 2005 eligible for the MIP?

Any associate hired or transferred into an eligible position prior to June 26, 2005 (fiscal July) will be eligible for a prorated award. Associates hired into eligible positions on or after June 26, 2005 will not be eligible for an award under the 2005 MIP. Associates who are transferred or promoted into eligible positions may be considered for a discretionary award.

Additional MIP Information

In keeping with our pay for performance philosophy, eligible associates’ performance level must at least meet performance standards in order for him/her to be eligible to receive a MIP award.

As with any compensation plan, The Vitamin Shoppe may amend or discontinue the MIP at any time with respect to future Awards; however, any Awards earned up to the date of modification or termination will be distributed in accordance with MIP provisions at the time they were earned.

The Human Resources team maintains a formal plan document. Should anyone desire further information, please feel free to contact Suzanne.

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